Exhibit 10.1

TRANSITION SERVICES AGREEMENT

dated as of February 6, 2014

between

SIZMEK INC.

and

DIGITAL GENERATION, INC.

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (together with the Schedules attached hereto, this “Agreement”) is entered into as of February 6, 2014 (this “Agreement”), by and between Sizmek Inc., a Delaware corporation (“SpinCo”), and Digital Generation, Inc., a Delaware corporation ( “DG”).

RECITALS

WHEREAS, DG and SpinCo have entered enter into that certain Separation and Redemption Agreement dated as of the date hereof (the “Separation Agreement”) providing for, among other things, the contribution by DG to SpinCo of all of the assets and liabilities of its Online Business and all of its cash and all of its working capital, as more fully set forth therein; and

WHEREAS, the Separation Agreement contemplates that the parties hereto will, at the Closing (as defined in the Agreement and Plan of Merger, dated as of August 12, 2013, (the “Merger Agreement”) by and among DG, Extreme Reach, Inc. and Dawn Blackhawk Acquisition Corp.), enter into this Agreement for the provision of certain services by DG for SpinCo and certain services by SpinCo for DG, on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and permitted assigns, hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.  Definitions.

(a)                       Any capitalized term that is used herein but not defined herein shall have the meaning assigned to such term in the Separation Agreement.

(b)                       As used in this Agreement, the following terms shall have the following meanings, applicable both to the singular and the plural forms of the terms described:

“DG Systems” means any computer software program or routine or part thereof owned, licensed or provided by DG, its Affiliates or its suppliers on DG’s or any of its Affiliates’ behalf, each as modified, maintained or enhanced from time to time by DG, SpinCo, any of their respective Affiliates or any third party.

“Insolvency Event” means with respect to either party, as applicable, (i) the making by such party of any assignment for the benefit of creditors of all or substantially all of its assets or the admission by such party in writing of its inability to pay all or substantially all of its debts as they become due; (ii) the adjudication of such party as bankrupt or insolvent or the filing by such party of a petition or application to any tribunal for the appointment of a trustee or receiver for such party or any substantial part of the assets of such party; or (iii) the commencement of any voluntary or involuntary bankruptcy proceedings (and, with respect to involuntary bankruptcy proceedings, the failure of such proceedings to be discharged within 60 days), reorganization proceedings or similar proceeding with respect to such party or the entry of an order appointing a trustee or receiver or approving a petition in any such proceeding.

“SpinCo Systems” means any computer software program or routine or part thereof owned, licensed or provided by SpinCo, its Affiliates or its suppliers on SpinCo’s or any of its Affiliates’ behalf, each as modified, maintained or enhanced from time to time by SpinCo, DG, any of their respective Affiliates or any third party.

“Schedule” means a Schedule attached hereto forming part of this Agreement.

“Service Costs” means costs for the services as provided on any Schedule hereto.

“Service Provider” means (i) SpinCo, in the case of SpinCo Provided Services, and (ii) DG, in the case of DG Provided Services.

“Service Provider Indemnitees” means with respect to any Service Provider, such Service Provider, its Affiliates or any of its or their respective directors, officers, agents, consultants, representatives and/or employees.

“Service Recipient” means (i) DG or its Affiliates, as the case may be, in the case of SpinCo Provided Services, and (i) SpinCo or its Affiliates, as the case may be, in the case of DG Provided Services.

“Service Recipient Indemnitees” means with respect to any Service Recipient, such Service Recipient, its Affiliates or any of its or their respective directors, officers, agents, consultants, representatives and/or employees.

“Systems” means the DG Systems or the SpinCo Systems, individually, or the DG Systems and the SpinCo Systems, collectively, as the context may indicate or require.

(c)                        Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Baseline Period	4.01
Chosen Courts	9.12
Confidential Information	7.01(a)
DG	Preamble
DG Provided Services	2.01(a)
force majeure	9.03
Invoice Date	3.03(a)
Liaison	4.04
Merger Agreement	Recitals
SpinCo	Preamble
SpinCo Provided Services	2.01(a)
Separation Agreement	Recitals
Services	2.01(a)

ARTICLE 2
SERVICES

Section 2.01.  Provision of Services.

(a)                       On the terms and subject to the conditions of this Agreement and in consideration of the charges described in Section 3.01 below, SpinCo agrees to provide to DG, or procure the provision to DG of, the transition services (the “SpinCo Provided Services”) set forth on Schedules A-1 through A-6 (referred to herein collectively as Schedule A).  On the terms and subject to the conditions of this Agreement and in consideration of the charges described in Section 3.01 below, DG agrees to provide to SpinCo, or procure the provision to SpinCo of, the transition services (the “DG Provided Services” and, together with the SpinCo Provided Services, the “Services”) set forth on Schedules B-1 through B-5 (referred to herein collectively as Schedule B).

(b)                       It is understood that (i) the Services to be provided under this Agreement shall only be provided for the purpose of conducting the Service Recipient’s business substantially as it was conducted prior to the Closing Date, and (ii) the Service Provider may satisfy its obligations to provide or procure Services hereunder by causing one or more of its Affiliates to provide or procure such Services, which Affiliates it may change at its discretion from time to time.

(c)                        Except for the Services expressly contemplated to be provided in accordance with this Section 2.01, neither party shall have any obligation under this Agreement to provide any services to the other party.

(d)                                 If a party requires services from the other party for the purpose of conducting its business as it was conducted prior to the Closing that are not otherwise required to be provided hereunder, the parties will negotiate in good faith the terms under which such services will be provided under this Agreement as “Services”, including appropriate Service Costs therefor.

Section 2.02.  Third Party Licenses and Consents.  The parties shall use commercially reasonable efforts to obtain, and to keep and maintain in effect, all governmental or third party licenses and consents required for the provision of any Service in accordance with the terms of this Agreement; provided that if the Service Provider is unable to obtain any such license or consent, the Service Provider shall promptly notify the Service Recipient in writing and shall, and shall cause its Affiliates to, use commercially reasonable efforts to implement an appropriate alternative arrangement.  The reasonable costs relating to obtaining any such licenses or consents shall be deemed to be Service Costs.  If any such license, consent or alternative arrangement is not available despite the commercially reasonable efforts of the Parties, Service Provider shall not be required to provide the affected Services.

Section 2.03.  Third Party Providers.  If Service Provider receives written notice from any third party service provider that such Person intends to terminate a service pursuant to which the Service Provider provides a Service to the Service Recipient, then the Service Provider shall provide a copy of such written notice to the Service Recipient and shall use commercially reasonable efforts to secure the continued provision of that Service from such third party or an alternative service provider, the reasonable costs of which shall be deemed to be Service Costs.  If the Service Provider is unable to secure the continued provision of that Service from such third party or an alternative service provider, Service Provider shall not be required to provide the affected Service.

Section 2.04.  Cooperation.  The parties agree to cooperate in good faith in providing for an orderly transition of Services to the Service Recipient or a successor service provider designated by Service Recipient.

Section 2.05.  No Licenses.  No licenses are granted to any party (including by implication, estoppel or otherwise) except as expressly set forth in this Agreement.

ARTICLE 3
SERVICE COSTS; OTHER CHARGES

Section 3.01.  Service Costs Generally.  The charges for the Services to be provided by a party hereunder shall be such party’s Service Costs.

Section 3.02.  Taxes.  Each Service Recipient shall pay all applicable sales or use taxes incurred with respect to provision of applicable Services.  Such taxes shall be incremental to other payments or charges identified in this Agreement.  All sums payable under this Agreement shall be paid free and clear of all deductions or withholdings unless the deduction or withholding is required by Law, in which event the amount of the payment due from the party required to make such payment (other than amounts of interest) shall be increased to an amount which after any withholding or deduction leaves an amount equal to the payment which would have been due if no such deduction or withholding had been required.

Section 3.03.  Invoicing and Settlement.

(a)                       Unless any Schedule hereto indicates otherwise or the parties agree in writing to a different arrangement following the Closing, each Service Provider shall invoice the applicable Service Recipient on a monthly basis in arrears for the Service Costs (the date of delivery of such invoice, the “Invoice Date”).

(b)                       Each Service Recipient shall pay each undisputed invoice within 15 days after each Invoice Date by wire transfer of immediately available funds payable to the order of Service Provider to such account(s) designated by Service Provider.  Late payments shall be subject to an interest charge equal to the lesser of (i) an annual rate of eighteen percent (18%) or (ii) the highest rate of interest allowable by applicable law.

(c)                        Effective upon closing under the Merger Agreement, SpinCo will purchase and take title to laptops used by 25 SpinCo employees originally purchased as part of the Television Business, and DG will purchase and take title to computer laptops used by 9 DG employees originally purchased as part of the Online Business, and SpinCo shall pay to DG $15,000 within five (5) business days in settlement of such purchases by each party.

ARTICLE 4
THE SERVICES

Section 4.01.  Standards of Service.

(a)                       Unless any Schedule hereto indicates otherwise or the parties agree in writing to a different arrangement following the Closing, the level or volume of any specific Service required to be provided hereunder shall be at a level or volume consistent in all material respects with the level or volume, as the case may be, of such specific Service as utilized by the applicable Service Recipient during the twelve-month period prior to the date hereof (the “Baseline Period”).

(b)                       Unless any Schedule hereto indicates otherwise or the parties agree in writing to a different arrangement following the Closing, the manner, nature, quality and standard of care applicable to the delivery by the applicable Service Provider of the Services hereunder shall be substantially the same as that of similar services provided by or to the Service Recipient during the Baseline Period.

(c)                        No Service Provider shall have such obligation to provide any Services hereunder in respect of any business, assets or properties not forming part of the Service Recipient as of the date hereof.

Section 4.02.  Changes to Services.  It is understood and agreed that each Service Provider may from time to time modify or change the manner, nature, quality and/or standard of care of any Service provided to Service Recipient to the extent such Service Provider is making a similar change in the performance of such services for such Service Provider and its Affiliates and provided that any such modification, change or enhancement will not reasonably be expected to materially affect such Service or the business of the Service Recipient.  Each Service Provider shall furnish to Service Recipient substantially the same notice (in content and timing), if any, as such Service Provider furnishes to its own organization with respect to such modifications or changes.

Section 4.03.  Management of Services By Service Provider.  Except as may otherwise be expressly provided in this Agreement, the management of and control over the provision of the Services by the applicable Service Provider shall reside solely with such Service Provider.  Without limiting the terms of this Agreement, each Service Provider shall have the right in its sole discretion to choose the personnel, methodology, systems, applications and third party providers it utilizes in the provision of such Services.  The provision, use of and access to the Services shall be subject to (a) the applicable Service Provider’s business, operational, technical and security environment, standards, policies and procedures as in effect from time to time, (b) applicable Law and (c) the terms of this Agreement.

Section 4.04.  Liaisons.  Each party shall designate one representative to act as such party’s primary contact person in connection with the Services (each, a “Liaison”).  The Liaisons will oversee the implementation and ongoing operation of this Agreement and shall attempt in good faith to resolve disputes between the parties.  The parties have designated their respective initial Liaisons and provided contact information therefor on Schedule C.  The parties shall ensure that their respective Liaisons shall meet in person or telephonically at such times as are reasonably requested by DG or SpinCo to review and discuss the status of, and any issues arising in connection with, the Services or this Agreement.  Each party may re-designate its Liaison(s) from time to time upon written notice (including by email) to the other party’s Liaisons.

ARTICLE 5
DISCLAIMER, LIABILITY AND INDEMNIFICATION

Section 5.01.  EXCLUSION OF WARRANTIES.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SERVICES ARE PROVIDED “AS-IS” WITH NO WARRANTIES, AND EACH SERVICE PROVIDER EXPRESSLY EXCLUDES AND DISCLAIMS ANY WARRANTIES UNDER OR ARISING AS A RESULT OF THIS AGREEMENT, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT AND ANY OTHER WARRANTY WHATSOEVER.

Section 5.02.  Limitation of Liability.

(a)                       Except for the indemnity obligations set forth in Sections 5.03, 5.04 and 6.03, neither DG nor SpinCo shall have any liability, whether direct or indirect, in contract or tort or otherwise, for or in connection with the Services rendered or to be rendered by or on behalf of any Service Provider pursuant to this Agreement, the transactions contemplated hereby or any actions or inactions by or on behalf of any Service Provider in connection with any such Services or the transactions contemplated hereby, except to the extent any damages have resulted from such Service Provider’s gross negligence or willful misconduct or such Service Provider’s failure to comply with Laws applicable to it or them in the conduct of their business in the ordinary course; provided, that no action taken (whether before or after the date hereof) by any Person that is expressly contemplated by this Agreement or any Schedule hereto shall be deemed to be gross negligence or willful misconduct or a failure to comply with Laws applicable to it.

(b)                       Notwithstanding the provisions of Section 5.02(a), neither DG nor SpinCo shall be liable for any special, indirect, incidental, consequential or punitive damages of any kind whatsoever in any way due to, resulting from or arising in connection with any of the Services or the performance of or failure to perform any obligations under this Agreement.  This disclaimer applies without limitation (i) to claims arising from the provision of the Services or any failure or delay in connection therewith, (ii) to claims for lost profits or opportunities, (iii) regardless of the form of action, whether in contract, tort (including negligence), strict liability, or otherwise, and (iv) regardless of whether such damages are foreseeable or whether DG or SpinCo, as applicable, or any of its Affiliates has been advised of the possibility of such damages.

Section 5.03.  Indemnification of Service Provider.  Each Service Recipient shall indemnify, defend and hold harmless the Service Provider Indemnitees from and against any and all Liabilities and related losses of the Service Provider Indemnitees relating to, arising out of or resulting from the Services rendered or to be rendered by or on behalf of any of the Service Provider Indemnitees pursuant to this Agreement, the transactions contemplated hereby or any actions or inactions by or on behalf of any of the Service Provider Indemnitees in connection with any such Services or transactions; provided that Service Recipient shall not be responsible for any Liabilities resulting from a Service Provider’s gross negligence or willful misconduct or Service Provider’s failure to comply with Laws applicable to it in the conduct of its business in the ordinary course; provided, further, that no action taken (whether before or after the date hereof) by any Person that is expressly contemplated by this Agreement or any Schedule hereto shall be deemed to be gross negligence or willful misconduct or a failure to comply with Laws applicable to it.

Section 5.04.  Indemnification of Service Recipient.  Each Service Provider agrees to indemnify and hold harmless the each Service Recipient Indemnitee from and against any Liabilities incurred in investigating, preparing, or defending any Action, in each case solely to the extent such Liabilities have arisen out of such Service Provider’s gross negligence or willful misconduct or such Service Provider’s failure to comply with Laws applicable to it in the conduct of its business in the ordinary course; provided, that no action taken (whether before or after the date hereof) by any Person that is expressly contemplated by this Agreement or any Schedule hereto shall be deemed to be gross negligence or willful misconduct or a failure to comply with Laws applicable to it.

Section 5.05.  Indemnification as Exclusive Remedy; Limit on Indemnification.  The indemnification provisions of this Article 5 set forth the exclusive remedy for money damages for breach of this Agreement and any matters relating to this Agreement.  In no case shall the liability under Section 5.03 or 5.04 of any Service Recipient or Service Provider, as the case may be, exceed the amount of Service Costs paid by a Service Recipient, in the case of indemnification under Section 5.04, or Service Costs received by a Service Provider, in the case of indemnification under Section 5.05.

ARTICLE 6
TERM AND TERMINATION

Section 6.01.  Term.  Unless terminated earlier or except as expressly set forth in Schedule A or Schedule B, the term of this Agreement with respect to each of the Services shall commence on the Closing Date and shall cease on 270 days after the Closing Date.  This Agreement shall terminate in its entirety upon the expiration of the terms (as determined pursuant to the preceding sentence) of all Services; provided that the provisions of Articles 5, 6, 7 and 9 shall survive any such termination indefinitely.

Section 6.02.  Termination.

(a)                       Except as otherwise provided in any Schedule hereto, any Service Recipient may from time to time terminate this Agreement with respect to one or more of the Services it receives, in whole or in part, upon giving at least 30 days’ prior notice to Service Provider.

(b)                       Either party may terminate this Agreement or any Service if (i) the other party shall have failed to perform any of its material obligations with respect to such Service under this Agreement, (ii) the terminating party has notified the other party in writing of such failure and (iii) such failure (x) shall have continued uncured for a period of 15 days after receipt of written notice of such failure or (y) is incapable of remedy.

(c)                        Either party may terminate this Agreement at any time with immediate effect upon serving written notice upon the other party if the other party suffers an Insolvency Event.

Section 6.03.  Effect of Termination.

(a)                       Other than as required by Law, upon termination of any Service pursuant to Section 6.02, the applicable Service Provider shall have no further obligation to provide the terminated Service.  Notwithstanding any termination, Service Recipient shall remain liable to Service Provider for (i) Service Costs and other fees owed and payable in respect of Services provided to Service Recipient prior to the effective date of the termination and (ii) in the case of a termination under Section 6.02(a) or (b), any costs incurred by Service Provider between the time of such termination and the time the provision of the relevant Service(s) would have terminated absent such early termination to the extent such Service Provider cannot avoid the incurrence of such costs using commercially reasonable efforts.

(b)                       Termination of this Agreement as provided for herein shall not prejudice or affect any rights or remedies which shall have accrued to either party, or any Service Provider Indemnitee or Service Recipient Indemnitee of either party.

ARTICLE 7
ADDITIONAL AGREEMENTS

Section 7.01.  Confidential Information

(a)                       The parties hereby covenant and agree to keep confidential all Confidential Information relating to the other party or any of such other party’s Affiliates.  Without limiting the generality of the foregoing, each party shall cause its employees and agents to exercise the same level of care with respect to Confidential Information relating to the other party or any of its Affiliates as it would with respect to proprietary information, materials and processes relating to itself or any of its Affiliates.  “Confidential Information” shall mean all information, materials and processes relating to a party or any Affiliate of such party obtained or observed by the other party or any Affiliate of such other party at any time (whether prior to or after the date hereof) in any format whatsoever (whether orally, visually, in writing, electronically or in any other form) arising out of the rendering or receipt of Services hereunder (or preparations for the same or for the termination thereof) and shall include, but not be limited to, economic and business information or data, business plans, computer software and information relating to employees, vendors, customers, products, financial performance and projections, processes, strategies and systems but shall not include (i) information which is or becomes generally available to the public other than by release in violation of the provisions of this Section 7.01(a), (ii) information which is or becomes available on a non-confidential basis to a party from a source other than the other party to this Agreement, provided the party in question reasonably believes that such source is not or was not bound by a legal or contractual obligation to the other party or one of its Affiliates to hold such information confidential and (iii) information acquired or developed independently by a party without use or reference to otherwise Confidential Information of the other party.  Except with the prior written consent of the other party, each party will use the other party’s Confidential Information only in connection with the performance of its obligations hereunder and each party shall use commercially reasonable efforts to restrict access to the other party’s Confidential Information to those employees of such party requiring access for the purpose of providing or receiving Services hereunder.  Notwithstanding any provision of this Section 7.01(a) to the contrary, a party may disclose such portion of the Confidential Information relating to the other party to the extent, but only to the extent, the disclosing party reasonably believes that such disclosure is required under Law or the rules of a Governmental Authority; provided that if permissible under Law and practicable, the disclosing party shall first notify the other party hereto of such requirement and allow such party a reasonable opportunity to seek a protective order or other appropriate remedy to prevent such disclosure.  The parties acknowledge that money damages would not be a sufficient remedy for any breach of the provisions of this Section 7.01(a) and that the non-breaching party shall be entitled to equitable relief in a court of law in the event of, or to prevent, a breach of this Section 7.01(a).

Section 7.02.  Ownership of Assets.

(a)                       DG Systems and any and all enhancements thereof or improvements thereto are and shall remain the sole exclusive property of DG or its Affiliates and/or their suppliers as applicable.

(b)                       SpinCo Systems and any and all enhancements thereof or improvements thereto are and shall remain the sole exclusive property of SpinCo or its Affiliates and/or their suppliers as applicable.

Section 7.03.  Security.  Except as otherwise set forth on the Schedules, each party, its Affiliates and their respective employees, authorized agents and subcontractors shall only use or access such other party’s Systems, premises or data to the extent such Person is authorized by the other party or pursuant to the terms hereof.  Except as otherwise set forth on the Schedules, each party, its Affiliates and their employees, authorized agents and subcontractors shall comply with the other party’s policies and procedures in relation to the use and access of the other party’s Systems, provided that they do not conflict with the terms of this Agreement and further provided that to the extent such policies and procedures of Service Recipient make the provision of a given Service impracticable, Service Provider will be relieved of the obligation to provide such Service.

Section 7.04.  Compliance with Law.  Each party shall at all times fully comply with all Law to which such party and its Affiliates (to the extent such Affiliates are engaged in the receipt or provision of Services) is subject in connection with the receipt or provision of Services hereunder, as applicable.

Section 7.05.  Labor Matters.  Nothing in this Agreement is intended to transfer the employment of employees engaged in the provision of any Service from one party to the other.  All employees and representatives of a party and any of its Affiliates will be deemed for all compensation, employee benefits, tax and social security contribution purposes to be employees or representatives of such party or its Affiliates (or their subcontractors) and not employees or representatives of the other party or any of its Affiliates (or their subcontractors).  In providing the Services, such employees and representatives of Service Provider and its Affiliates (or their subcontractors) will be under the direction, control and supervision of Service Provider or its Affiliates (or their subcontractors) and not of Service Recipient or its Affiliates.

Section 7.06.  Record Retention.  Each party shall take reasonable steps to preserve and maintain complete and accurate accounts, books, and records of and supporting documentation relating to the Services provided hereunder, which records shall be retained by such party and/or its Affiliates for the period of time specified in such party’s record retention policies and procedures (which are governed by applicable Law and good industry practices).

Section 7.07.  Manual Access.  SpinCo shall have access to the online drives of the Company’s operating and management information systems for a period of five (5) Business Days from the date hereof to complete the manual deletion of Online Business data, under the reasonable supervision of a Company information technology supervisor.

ARTICLE 8
REPRESENTATIONS AND WARRANTIES

Section 8.01.  Representations and Warranties of DG.  DG represents and warrants to SpinCo as of the date hereof that:

(a)                       The execution, delivery and performance by DG of this Agreement are within DG’s corporate powers and have been duly authorized by all necessary corporate action on the part of DG.  This Agreement constitutes a valid and binding agreement of DG enforceable against DG in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)                       The execution, delivery and performance by DG of this Agreement require no action by or in respect of, or filing with, any Governmental Authority other than any such action or filing that has already been taken or made or as to which the failure to make or obtain would not reasonably be expected to materially impede or delay the performance by DG of its obligations hereunder.

(c)                        The execution, delivery and performance by DG of this Agreement do not and will not (i) violate the certificate of incorporation or bylaws of DG, (ii) violate any Law or (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation under any provision of any agreement or other instrument binding upon DG, with such exceptions, in the case of clauses (ii) and (iii), as would not reasonably be expected to materially impede or delay the performance by DG of its obligations hereunder.

Section 8.02.  Representations and Warranties of SpinCo.  SpinCo represents and warrants to DG as of the date hereof that:

(a)                       The execution, delivery and performance by SpinCo of this Agreement are within SpinCo’s corporate or other applicable powers and have been duly authorized by all necessary corporate or other applicable action on the part of SpinCo.  This Agreement constitutes a valid and binding agreement of SpinCo enforceable against SpinCo in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)                       The execution, delivery and performance by SpinCo of this Agreement require no action by or in respect of, or filing with, any Governmental Authority other than any such action or filing that has already been taken or made or as to which the failure to make or obtain would not reasonably be expected to materially impede or delay the performance by SpinCo of its obligations hereunder.

(c)                        The execution, delivery and performance by SpinCo of this Agreement do not and will not (i) violate the certificate of incorporation or bylaws or other equivalent organizational documents of SpinCo, (ii) violate any Law or (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation under any provision of any agreement or other instrument binding upon SpinCo, with such exceptions, in the case of each of clauses (ii) and (iii), as would not reasonably be expected to materially impede or delay the performance by SpinCo of its obligations hereunder.

ARTICLE 9
MISCELLANEOUS

Section 9.01.  No Agency; Independent Contractor Status.  Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the parties hereto or constitute or be deemed to constitute any party the agent or employee of the other party for any purpose whatsoever and neither party shall have authority or power to bind the other or to contract in the name of, or create a liability against, the other in any way or for any purpose.  Each party hereto acknowledges and agrees that the other party is an independent contractor in the performance of each and every part of this Agreement and nothing herein shall be construed to be inconsistent with this status.  Subject to the terms and conditions of this Agreement, each party shall have the authority to select the means, methods and manner by which any Service is performed by it.

Section 9.02.  Subcontractors.  Each party may hire or engage one or more subcontractors to perform all or any of its obligations under this Agreement; provided that, (i) such party shall use the same degree of care in selecting any subcontractors as it would if such subcontractor was being retained to provide similar services to it and (ii) such party shall in all cases shall remain responsible for ensuring that obligations with respect to the standards of services set forth in this Agreement are satisfied with respect to any Service provided by a subcontractor hired or engaged by it.

Section 9.03.  Force Majeure.

(a)                       For purposes of this Section 9.03, “force majeure” means an event beyond the reasonable control of either party, which by its nature was not foreseen by such party, or, if it was foreseen, was not reasonably avoidable, and includes without limitation, acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, threat, declaration, continuation, escalation or acts of war (declared or undeclared) or acts of terrorism, failure or shortage of energy sources, raw materials or components, strike, walkout, lockout or other labor trouble or shortage, delays by unaffiliated suppliers or carriers, and acts, omissions or delays in acting by any Governmental Authority or the other party.

(b)                       Without limiting the generality of Section 5.02(a), neither party shall be under any liability for failure to fulfill any obligation under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstances of force majeure; provided that (i) such party shall have used commercially reasonable efforts to minimize to the extent practicable the effect of force majeure on its obligations hereunder and (ii) nothing in this Section 9.03 shall be construed to require the settlement of any strike, walkout, lockout or other labor dispute on terms which, in the reasonable judgment of the affected party, are contrary to its interests.  It is understood that the settlement of a strike, walkout, lockout or other labor dispute will be entirely within the discretion of the affected party.  The party affected by the force majeure event shall notify the other party of that fact as soon as practicable.

Section 9.04.  Entire Agreement.  This Agreement, together with the Merger Agreements and the other Spin-off Agreements (as defined in the Merger Agreement including all schedules and exhibits hereto and thereto), constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.  No licenses are granted to any party (including by implication, estoppel or otherwise) except as expressly set forth in this Agreement.

Section 9.05.  Notices.  Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m.  (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.05):

if to DG:

c/o Extreme Reach, Inc.
75 2nd Avenue
Needham, MA  02494
Attention: John Roland, President and CEO
Facsimile: (877) 484-8836

with a copy (which shall not constitute notice) to:

Pierce Atwood LLP
100 Summer Street, Suite 2250
Boston, MA  02110
Attention: Timothy C. Maguire, Esq.
Facsimile:  (617) 824-2020

if to SpinCo:

Sizmek Inc.
750 West John Carpenter Freeway, Suite 700
Irving, TX 75039
Attention: Craig Holmes, Chief Financial Officer
Facsimile: (972) 581-2100

with a copy to:

Sean N. Markowitz
General Counsel and Secretary
Sizmek Inc.

750 West John Carpenter Freeway, Suite 700
Irving, TX 75039
Facsimile: (972) 581-2100

and a copy (which shall not constitute notice) to:

Latham & Watkins LLP
555 Eleventh Street, N.W., Suite 1000
Washington, D.C. 20004-1304
Attention: William P. O’Neill
Facsimile: (202) 637-2201
E-mail: william.o’neill@lw.com

For the avoidance of doubt, copies delivered solely to counsel shall not constitute notice.

Section 9.06.  Interpretation; Certain Definitions.  When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement, unless otherwise indicated.  The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes.  References to a Person are also to its permitted successors and assigns.

Section 9.07.  Severability.  If any term or other provision of this Agreement is invalid,

illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Separation is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Separation be consummated as originally contemplated to the fullest extent possible.

Section 9.08                             Further Assurances.  In addition to and without limiting the actions specifically provided in this Agreement, each of the Parties hereto shall use its reasonable best efforts, on and after the date hereof, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement.  Without limiting the foregoing, on and after the date hereof, each Party hereto shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument, and to take all such other actions as such Party may reasonably be requested to take by the other Party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement.  From and after the date hereof, if there is any asset that is used primarily in the Television Business or the Online Business that is critical to the operation of the other, the parties shall negotiate in good faith to make such asset or the benefit thereof available to the other pursuant to this Agreement or such other arrangement as the parties may in good faith agree.

Section 9.09                             Assignment.  Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto, except that either party upon written notice to the other, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any direct or indirect wholly- owned subsidiary or affiliate of the assigning party, but no such assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.10.                          Entire Agreement; No Third-Party Beneficiaries.  Except for the Subsidiaries and Affiliates of a Service Recipient or Service Provider with respect to such Services this Agreement (including the Schedules) is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.  The Parties acknowledge and agree that the provisions of Article IX (Dispute Resolution) and Section 12.13 (Specific Performance) of the Separation Agreement shall apply hereto mutatis mutandis.

Section 9.11                             Governing Law.  This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.12                             Consent to Jurisdiction.  Subject to the last sentence of Section 9.10, the Parties hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware (the “Chosen Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, or the negotiation, execution or performance hereof, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Courts or that the Chosen Courts are an inconvenient forum or that the venue thereof may not be appropriate, or that this Agreement or any such documentation may not be enforced in or by such Chosen Courts, and the parties hereto irrevocably agree that all claims, actions, suits and proceedings or their causes of action (whether at Law, in contract, in tort or otherwise) that may be based upon, arising out of or relating to this Agreement or any of the transactions contemplated b this Agreement, or the negotiation, execution or performance hereof shall be heard and determined exclusively in the Chosen Courts.  The Parties hereby consent to and grant any such Chosen Courts jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 9.9 or in such other manner as may be permitted by law shall be valid, effective and sufficient service thereof.

(b)                                 Each of SpinCo and DG irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party.  Nothing in this Section 9.12 shall affect the right of any party to serve legal process in any other manner permitted by Law.

Section 9.13                             Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.14                             No Strict Construction.  The parties hereto acknowledge that this Agreement has been prepared jointly by them and shall not be strictly construed against any party hereto.

Section 9.15                             WAIVER OF JURY TRIAL.  EACH OF BUYER AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF BUYER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

Section 9.15                             Amendments.  This Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

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IN WITNESS WHEREOF, SpinCo and DG have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SIZMEK INC.

By:	/s/ Neil Nguyen
Name:	Neil Nguyen
Title:	President and Chief Executive Officer

DIGITAL GENERATION, INC.

By:	/s/ Craig Holmes
Name:	Craig Holmes
Title:	Chief Financial Officer

[Signature Page to Transition Services Agreement]